UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act 1934

Date of Report (Date of earliest event reported): March 30, 2019

Greenpro Capital Corp.

(Exact name of registrant as specified in charter)

Nevada	001-38308	98-1146821
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1701-1703, 17/F, The Metropolis Tower

10 Metropolis Drive

Hung Hom, Kowloon, Hong Kong

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	+ (852) 3111 -7718

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On March 30, 2019, the Company’s management, together with the Audit Committee of the Board of Directors, made a determination that disclosure should be made and action should be taken to prevent further reliance on the Company’s previously issued unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2018, included in its Quarterly Report on Form 10-Q (the “Form 10-Q”) filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2018.

In the Form 10-Q, the Company erroneously recorded (i) the issuance of 906,666 shares for proceeds of $6,800,000 before costs, and (ii) the issuance of a note receivable to a private company for $6,000,000 as two individual transactions, when the economic substance of the two transactions was a capital transaction with the Company issuing 906,666 shares of its common stock for $6,800,000 comprised of $800,000 cash and $6,000,000 due from a note receivable to be collected in two years. As the Company cannot determine the collectability of the note receivable, the funds should be recognized as a capital contribution when collected. The Company determined the fair value of the 906,666 shares issued was $6 per share based on the Company’s contemporaneous public offering price, or $5,440,000. The Company received net cash of $800,000 and the difference of $4,640,000 was recorded as an expense of the transaction.

The results of the restatement will be as follows on the Form 10-Q:

The Company is restating its financial statements as of and for the three and nine months ended September 30, 2018, to reflect the transactions as a capital transaction. As a result, notes receivable will decrease by $6,000,000, additional paid in capital will decrease by $1,360,000, the fair value of common stock issued in connection with the financing transaction expense will increase by $4,640,000, and net loss will increased by $4,640,000. The previously filed unaudited condensed consolidated financial statements in the Form 10-Q should no longer be relied upon.

The Company, including the Audit Committee of the Board of Directors, has discussed the foregoing matters with the Company’s auditors, Weinberg & Company, P.A. The Audit Committee has authorized and directed the officers of the Company to take the appropriate and necessary actions to restate the Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENPRO CAPITAL CORP.

By:	/s/ Lee Chong Kuang
Name:	Lee Chong Kuang
Title:	President and Chief Executive Officer

Dated: April 2, 2019